Exhibit 10.1

IRON SALE AGREEMENT

Applied Minerals, Inc.

and

BMC Minerals Company

(Iron Oxide Minerals, Iron Oxide Rights and AMI Stock)

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Exhibits

Exhibit	Title	Section

1	Mill Sale Agreement	Recitals
2	Lease	Recitals
3	Mining Operations Agreement	Recitals
4	Milling Operations Agreement	Recitals
5	Mining Claims	1
6	Second Amendment	1
7	Adverse Claim	3.4(g)
8	Escrow Agreement	Article VI
9	Iron Warranty Deed	6(c)
10	Bill of Sale	6(c)
11	Noteholder Information	6(d)
12	Foreign Corporation Certificate	6(e)

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This AGREEMENT ("Iron Sale Agreement") is made and entered into as of the 31st of May, 2022 by and between APPLIED MINERALS INC., a Delaware corporation, with a mailing address of 1200 Silver City Road, PO Box 432, Eureka, Utah 84628 ("AMI"), and BMI MINERALS COMPANY, ("BMC”), a Missouri corporation having its principal place of business at 16640 Chesterfield Grove Road, Suite 170, Chesterfield, MO 63005.

AMI and BMC may be referred to herein collectively as the "Parties" or individually as a "Party."

RECITALS

A.	AMI owns the Mining Claims (as defined below) and it extracts and processes, or has processed by others, both Halloysite Clay (“Halloysite”) and iron oxide for sale in a range of markets.

B.	AMI desires to sell certain assets related to its iron oxide business while retaining certain assets related to its Halloysite business and BMC and its corporate parent Brady McCasland, Inc. (“BMI”) desire to acquire certain assets related to AMI’s iron oxide business.

C.	To that end, four separate agreements as detailed below will be entered into among AMI, BMC and BMI.

D.	This Iron Sale Agreement will transfer certain minerals, mineral rights, and AMI stock to BMC.

E.	The Mill Sale Agreement, (Exhibit 1) will transfer to BMI the Mill and Related Equipment as those terms are defined in the Mill Sale Agreement and the parties will enter a ground lease relating to the Mill (“Lease,” Exhibit 2).

F.	The Mining Operations Agreement (Exhibit 3) will provide that AMI will provide mining services to BMC in accordance with that Mining Operations Agreement.

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G.	The Milling Operations Agreement (Exhibit 4) will provide that AMI will provide iron-milling services to BMI in accordance with that Milling Operations Agreement. These Milling services will be provided to BMI because after the iron oxide is mined it will be transferred to BMI from BMC.

ARTICLE I

DEFINITIONS

“AMI Stock” means 20 million shares of authorized and unissued shares of common stock of AMI, $0.001 par value.

“Form 10-K” means the Annual Report on Form 10-K filed by AMI with the Securities and Exchange Commission for the year ended December 31, 2021.

“Iron Oxide Minerals” means the iron oxide within the Mining Claims, subject to the Second Amendment, but shall exclude iron oxide intermingled with any economically recoverable deposit of Halloysite. Iron Oxide Minerals do not include any iron oxide in surface piles of minerals described in Note 10 to the financial statements in the 10-K. The Iron Oxide Minerals and the Iron Oxide Rights are the dominant estate.

“Iron Oxide Rights” means rights reasonably necessary or useful for (i) access to (ingress and egress) to the Mining Claims, exploration for, drilling, mining, crushing, permitting, producing, removing, processing, bagging, testing, analyzing, storing in bags, piles, or otherwise (including the creation of waste piles), handling treating, disposing, containing, selling, vehicle parking for third party suppliers and others, communications equipment used for, and shipping of Iron Oxide Minerals and non-Iron Oxide Minerals intermingled with Iron Oxide Minerals or whose removal is deemed by BMC as necessary or desirable in order to accomplish any of the foregoing and (ii) the construction, repair, and/or use of buildings, sheds, fixtures, equipment, and personal property or similar in connection with any of the foregoing. To the extent that any of the Iron Oxide Rights may be deemed to be an easement, it is the intention of the Parties that such be deemed easements of necessity and to run with the land.

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”Mining Claims” means the patented and unpatented mining claims located in Juab County, State of Utah, as more particularly described in Exhibit 5.

“Second Amendment” means Second Amendment to and Restatement of Exploration Agreement with Option to Purchase by and between AMI and Tintic Copper and Gold, Inc., a copy of which is included in Exhibit 6.

ARTICLE II

SALE AND PURCHASE

Section 2.1      Sale and Purchase. Subject to the terms and conditions of this Iron Sale Agreement, AMI agrees to sell, and BMC agrees to purchase, the following: (i) Iron Oxide Minerals; (ii) the Iron Oxide Rights; and (iii) the AMI Stock.

Section 2.2.     Purchase Price. The total purchase price under this Iron Sale Agreement for the three items listed in Section 2.1 is Three Hundred Thousand Dollars ($300,000) (“Iron Oxide Purchase Price”). BMC has already paid One Hundred Thousand Dollars ($100,000) in cash as a deposit toward the total Purchase Price. At the closing of the transaction, the $100,000 deposit will be credited to the Purchase Price under the Iron Sale Agreement.

Section 2.3      Tax Allocation For federal income tax purposes, AMI and BMC agree to allocate the Iron Oxide Purchase Price as follows: $100,000 for the Iron Oxide Minerals and Iron Oxide Rights, and $200,000 for the AMI Stock.

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BMC and AMI covenant and agree that (a) BMC and AMI shall file all tax returns (including, but not limited to, IRS Form 8594) consistent with the allocation above and (b) neither BMC nor AMI will take any tax position before any governmental body or in any proceeding with respect to tax that is in any way inconsistent with such allocation; provided, however, that nothing contained herein shall prevent BMC or AMI from settling any proposed tax deficiency or adjustment by any governmental body based upon or arising out of the allocation, and neither BMC nor AMI shall be required to litigate before any court any proposed tax deficiency or adjustment by any governmental body challenging such allocation. Each of BMC and AMI agrees to provide the other promptly with any other information reasonably required to complete Form 8594 and Form 8883 (and any similar forms required for state or local tax purposes). Each of BMC and AMI shall notify the other in the event of an examination, audit or other proceeding regarding the allocation determined under this section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMI

AMI's Representations and Warranties. AMI represents and warrants to BMC, as of the date hereof and the Closing Date, as follows:

Section 3.1     Organization and Qualification. AMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AMI has full corporate power and authority to own, lease and operate its properties and to carry on its business. AMI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in Utah.

Section 3.2     Authority. AMI has full corporate power and authority to execute, deliver and perform its obligations under this Iron Sale Agreement and the documents contemplated thereby (such documents, the “Ancillary Documents”) and to consummate the transactions contemplated by this Iron Sale Agreement and the Ancillary Documents (“Transactions”), subject to any contingencies or preconditions included herein. This Iron Sale Agreement has been, and when delivered, the Ancillary Documents will have been, duly executed and delivered by AMI and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of AMI and be enforceable upon and against AMI in accordance with such terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. No vote of any holders of any class or series of capital stock of AMI is necessary to approve the Iron Sale Agreement, the Ancillary Documents, or the Transactions.

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Section 3.3     No Conflict; Required Filings and Consents. Except for specific preconditions and conditions to close contained herein, the execution, delivery and performance by AMI of this Iron Sale Agreement and the Ancillary Documents and the consummation by AMI of the Transactions do not and will not

(a) violate any provision of the Certificate of Incorporation or By-Laws of AMI;

(b) violate any federal, state or local law, order, decree, statute, regulation or injunction applicable to AMI;

(c) conflict with, result in a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any lien, charge, mortgage, limitation, encumbrance, adverse claim, security interest or restriction or condition of any kind whatsoever upon any property or right of AMI pursuant to any contract, agreement, license, permit or other instrument to which AMI is a party or by which AMI or any of its rights, assets or properties may be bound, affected or benefited; or

(d) require any consent or approval of, registration or filing with or notice to any federal, state or local governmental authority or any agency or instrumentality thereof, except for any filings required to be made under applicable federal and state securities laws.

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Section 3.4      Title

(a)	Subject to the Second Amendment and the rights of Boral Resources, LLC, with respect to its ownership of the surface piles, AMI is the sole legal, beneficial and recorded owner of the Mining Claims (subject to the paramount title of the United States to the unpatented mining claims) and has good and marketable title to the Mining Claims, Iron Oxide Minerals and Iron Oxide Rights free and clear free and clear lien, charge, mortgage, limitation, encumbrance, adverse claim, security interest, restriction or condition of kind whatsoever. Subject to the Second Amendment and the rights of the owner of the surface piles, AMI has not previously granted, conveyed, sold, mortgaged, pledged, hypothecated, or otherwise transferred any interest in the Mining Claims, to any other person or entity, and is not aware of any transfer of an interest in the Mining Claims by its shareholders, nor any actual or threatened claim of title by its shareholders or any third party to the Mining Claims. ,

(b)	AMI has not received written notice of any claims, actions, suits, or other proceedings pending or threatened by any governmental department or agency, or any other entity or person, pertaining to the Mining Claims.

(c)	The execution, delivery, and performance by AMI of this Iron Sale Agreement and the Ancillary Documents and the Transactions contemplated thereby does not and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any indenture, mortgage, deed of trust, bond, lease, contract, or other instrument or agreement or any order, judgment, award, or decree to which AMI is subject or by which the assets of AMI may be bound, or result in the creation of a lien, charge, or encumbrance upon the Mining Claims.

(d)	AMI has the full right, legal capacity and means to execute this transfer of the Iron Oxide Minerals, the Iron Oxide Rights, and the AMI Stock without obtaining the consent or approval of any governmental authority.

(e)	There are no unpaid liabilities or obligations related to the Mining Claims which AMI is obligated to satisfy on or before the Closing or any such liabilities and obligations which AMI may be obligated to satisfy after the Closing and which arise by, through or under AMI.

(f)	The unpatented Mining Claims included in Exhibit 5 have been duly and validly staked and recorded in accordance with applicable state and federal laws and regulations, all material filings and recordings of proof of performance and/or notice of intent to hold have been made properly and all federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely, and the Mining Claims are in all respects presently in good standing under applicable Utah and federal mining laws and regulations, and are free and clear of all liens, charges and encumbrances whatsoever. Prior the Closing anticipated under this Iron Sale Agreement, AMI shall be responsible for maintaining the unpatented Mining Claims in Exhibit 5, including completing any filings required under the federal mining law.

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(g)	Except as described in Exhibit 7, there is no adverse claim or challenge against or to the ownership of the Mining Claims nor is there any basis therefor. Subject to the Second Amendment, there are no outstanding agreements or rights or options to acquire or purchase the Mining Claims, or any portion thereof. Subject to the Second Amendment, no person, firm or corporation has any proprietary or possessory interest in the Mining Claims other than AMI and BMC pursuant to this Iron Sale Agreement. No person is entitled to any royalty or other payment in the nature of rent or royalty on any of the Iron Oxide Minerals from the Mining Claims.

(h)	Neither AMI nor, to AMI's knowledge, has any third party:

(x) Caused or permitted the Mining Claims to be used to generate, manufacture, refine, transport, treat, store, use, handle, dispose of, transfer, produce, process, contain or be constructed of a "Hazardous Material" (as defined below), except in compliance with all Applicable law; or

(y) Caused, permitted, authorized, or has knowledge of the presence or release or threat of release of any Hazardous Material in, on, under, or migrating to or from the Mining Claims; or

(z) Received any notice or other information, whether written or oral and whether actual or threatened, from any governmental agency or authority or any other entity or individual, whether governmental or private, concerning or alleging any liability of AMI or other persons or entities with respect to the Environmental Condition of the Mining Claims, or any intentional or unintentional act or omission or any fact or condition which has resulted or which may result in any Environmental Condition in, on, under, or adjacent to the Mining Claims.

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For purposes of this Iron Sale Agreement, "Environmental Condition" means (i) contamination or pollution of soil, air, surface or groundwater, (ii) the disposal, placement, existence, presence or release or threat of release of a Hazardous Material and the effects thereof, (iii) noncompliance with or violation of Applicable law including, without limitation, any lack of required governmental permits or approvals, "Hazardous Material' means (iv) any substance, the presence of which requires investigation, remediation, or other response or corrective action under Applicable law, or (v) any substance which is defined as a hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, hazardous matter, hazardous chemical, toxic substance, toxic chemical, pollutant or contaminant, or other similar term, in or pursuant to Applicable law, or (vi) any asbestos or asbestos-containing material, PCBs or equipment or articles containing PCBs, petroleum, diesel fuel, gasoline or other petroleum hydrocarbons, and "Applicable law " means all existing federal, state or local laws, common law, statutes or regulations, including, without limitation, those relating to the protection of human health and safety, protection of the environment, or prevention of pollution.

(i)	All documents provided to BMC by AMI pursuant to the Iron Sale Agreement are, and all statements in the Form 10-K as of the filing date of the Form 10-K were, accurate and not misleading and, to the extent in the possession or under the control of AMI, are complete and correct copies of originals and represent truly and completely the factual matters stated therein; provided that, notwithstanding the foregoing, AMI does not make, and shall not be deemed to have made, any representation or warranty with respect to any part or all of the information prepared or submitted by parties other than AMI or with respect to the amount or recoverability of Iron Oxide Minerals.

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(j)	To AMI’s knowledge, there are not presently pending any special assessments or condemnation actions against the Mining Claims or any part thereof, and AMI has not received any notice of any assessment or condemnation actions being contemplated; provided that any assessment which is or becomes a lien against the Mining Claims prior to the Closing shall be satisfied by AMI prior to or at the Closing, except as set forth in this Iron Sale Agreement or otherwise agreed in writing by AMI and BMC.

ARTICLE IV

BMC’S REPRESENTATIONS AND WARRANTIES

BMC's Representations and Warranties. BMC represents and warrants to AMI, as of the date hereof and the Closing Date, as follows:

4.1       Organization and Qualification. BMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. BMC has full corporate power and authority to own, lease and operate its properties and to carry on its business.

Section 4.2     Authority. BMC has full corporate power and authority to execute, deliver and perform its obligations under this Iron Sale Agreement and the Ancillary Documents and to consummate the Transactions. This Iron Sale Agreement has been, and when delivered, the Ancillary Documents will have been, duly executed and delivered by BMC and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of BMC and be enforceable upon and against BMC in accordance with such terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.3     No Conflict; Required Filings and Consents. The execution, delivery and performance by BMC of this Iron Sale Agreement and the Ancillary Documents and the consummation by BMC of the Transactions do not and will not

(a) violate any provision of the Certificate of Incorporation or By-Laws of BMC;

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(b) violate any federal, state or local law, order, decree, statute, regulation or injunction applicable to BMC;

(c) conflict with, result in a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any lien, charge, mortgage, limitation, encumbrance, adverse claim, security interest or restriction or condition of any kind whatsoever upon any property or right of BMC pursuant to any contract, agreement, license, permit or other instrument to which BMC is a party or by which BMC or any of its rights, assets or properties may be bound, affected or benefited; or

(d) require any consent or approval of, registration or filing with or notice to any federal, state or local governmental authority or any agency or instrumentality thereof, except for any filings required to be made under applicable federal and state securities laws.

ARTICLE V

ESCROW

5.1        The parties will enter into an Escrow Agreement in the form attached (Exhibit 8) The same Escrow account may be used in connection with the purchase price in the Mill Sale Agreement, if the parties so agree.

ARTICLE VI

CLOSING

The Closing. The Closing of this Iron Sale Agreement (the “Closing”) shall be held on a date that is agreed upon by the Parties (“Last Date for Closing”). The date upon which the Closing actually takes place, or, if more than one (1) day is required to complete the Closing, the dates upon which the Closing is actually accomplished, shall be deemed and considered the “Closing Date.”

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The Closing shall take place in accordance with the terms of the Escrow Agreement and this Iron Sale Agreement only when all of the conditions of the Closing of this Iron Sale Agreement have been satisfied or waived.

If the Closing does not take place on or before the Last Date for Closing, this Iron Sale Agreement shall terminate and in accordance with the Escrow Agreement, funds deposited in the Escrow will be returned to BMC.

At the Closing, the following shall occur or exist, each of which shall be considered a condition precedent to the other and all of which shall be considered as taking place simultaneously, unless noted:

(a)     The written consents to the amendments signed in counterparts by the majority holders of the Series A and Series 2023 Notes and AMI are delivered to Carney as an officer of the Company

(b)     AMI delivers a certified copy of a certificate filed with the Delaware Secretary of State setting forth the amendment adopting the Series C Preferred Stock and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with §103 of the Delaware General Corporation Law;

(c)     BMC will fund the escrow in the amount of $200,000;

(d)     No breach, or any condition that could lead to such breach of any representation, warranty, or covenant or other obligation under this Iron Sale Agreement, the Mill Sale Agreement, the Mining Operations Agreement and the Mining Operations Agreement (the “Four Agreements”) shall have occurred and not been waived by the Party entitled to waive.

(e)     All of the conditions of closing in the Mill Sale Agreement, the Mining Operations Agreement and the Mining Operations Agreement shall have been satisfied.

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(f)      AMI will deliver to BMC, evidence reasonably satisfactory to BMC that the requirements of Section 1.7 of the Second Amendment have been complied with in connection with the Iron Sale Agreement, the Mill Sale Agreement, the Mining Operations Agreement, and the Milling Operations Agreement.

(g)     AMI shall deliver to BMC a warranty deed (“Iron Warranty Deed“) (Exhibit 9).

(h)     AMI shall deliver to BMC a certificate and affidavit (Exhibit 10) certifying that AMI is not a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986.

(i)      BMC shall record in the official real estate records of Juab County, Utah the Iron Warranty Deed.

(j)      AMI shall provide resolutions of its Board of Directors authorizing the Four Agreements, the Ancillary Documents, and the Transactions contemplated thereby and if stock is to be paid in consideration, the authorization for issuance of such stock. AMI, BMC and BMI shall execute such other documents and, further, take such other actions as are reasonably necessary and appropriate to effectuate the Closing in accordance with this Agreement. The parties specifically agree that the conditions precedent to this Agreement and to Closing are of substantial importance to the parties and the failure and non-waiver of any condition precedent shall be sufficient to terminate this Agreement and relieve each party of any obligation to Close.

(k)     Exhibits. Notwithstanding statements elsewhere in the Iron Sale Agreement to the effect that exhibits are attached, certain exhibits are not attached. But such exhibits are to be attached as a condition of closing.

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ARTICLE VII

GENERAL PROVISIONS

7.1        Indemnity. Each Party shall hold harmless, indemnify and defend the other Party, its directors, officers, employees, representatives, attorneys, and agents (collectively, the “Indemnified Parties”), from any material claims, liability (including environmental liabilities) loss, damage, judgment or expense arising out of the indemnifying party’s material breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Documents, except to the extent any such claim, loss, damage, judgment, or expense is caused by the material negligence or intentional misconduct of the Indemnified Party or Parties.

Notwithstanding the foregoing, in the event that an arbitrator per Section 7.9 determines that any of the representations in Section 3.4(a) are incorrect and may be material and such incorrectness has not been cured, AMI will pay BMC $3.0 million in liquidated or stipulated damages. The Parties agree that $3.0 million is a reasonable estimate of the actual damages that BMC would suffer as a result of such breach because of the inherent uncertainty and difficulty of determining and quantifying damages and is not a penalty. AMI agrees that it will not assert that such a remedy is unenforceable.

7.2         Survival; Remedies Cumulative. The representations warranties and covenants herein shall survive the Closing indefinitely. All remedies are cumulative, and a Party may exercise all remedies afforded to it in any order.

7.3         Further Representations and Assurances. Except as provided for in this Iron Sale Agreement, BMC is not, and is not deemed to be, a successor or agent of AMI, it being understood that BMC is acquiring only the Iron Oxide, the Iron Oxide Rights; and the AMI Stock and it is expressly understood and agreed that BMC has not and does not hereby assume or agree to assume any liability whatsoever of AMI, and BMC does not assume or agree to assume any obligation of AMI under any contract, agreement, indenture, or any other document to which AMI may be a party or by which AMI is or may be bound, or which in any manner affect the Mining Claims or any part thereof, except obligations as assignee under the Second Amendment.

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7.4         Notices. All communications, consents, and other notices provided for in this Iron Sale Agreement shall be in writing and shall be effective on the date hand-delivered, sent by facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to AMI, to:

APPLIED MINERALS, INC.

1200 Silver City Road

PO Box 432

Eureka, UT 84628

Attn: Christopher Carney

or to such other address as AMI may designate to BMC, in writing.

If to BMC, to:

BMI MINERALS COMPANY.

16640 Chesterfield Grove Road, Suite 170

Chesterfield, MO 63005

Attn: Richard Fox

or to such other address as BMC may designate to AMI, in writing.

7.5        Amendment; Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed, in writing, by the Party making the waiver.

7.6         Binding Nature. This Iron Sale Agreement shall be binding upon and shall inure to the benefit of the Parties to it and their respective successors and assigns. ,

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7.7        Invalidity. In the event that any provision of this Iron Sale Agreement shall be held invalid and unenforceable, such provision shall be severable from, and such invalidity and unenforceability shall not be construed to have any effect on the remaining provisions of this I Sale Agreement.

7.8        Counterparts. This Agreement may be executed and delivered by facsimile or electric transmission, and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

7.9        Governing law. All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of Utah without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in St. Louis, Missouri, before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent  the party  from  obtaining  an  injunction. AMI waives the defense of inconvenient forum.

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7.10      Additional Documents. The Parties agree from time to time to execute such additional documents as are necessary to effect the intent of the Parties as manifested by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

APPLIED MINERALS INC.

By:

Name:

Title:

BMI MINERALS COMPANY

By:

Name:

Title:

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